EXECUTION VERSION

Privileged & Confidential
F.R.E. 408 SETTLEMENT DISCUSSIONS

Exhibit 99.38

PLAN SUPPORT AGREEMENT

this Plan Support Agreement is not an offer or a solicitation with respect to any securities of the company or a solicitation of votes with respect to a chapter 11 plan within the meaning of section 1125 of the bankruptcy code. nothing herein shall be deemed to be the solicitation of an acceptance or rejection of a chapter 11 plan. any such offer or solicitation will comply with all applicable securities laws and/or provisions of the bankruptcy code.

This PLAN SUPPORT AGREEMENT (the “Agreement”) is made and entered into as of March 14, 2013, by and among:

(a)	Roust Trading Ltd. and its affiliates (“RTL”), as holders of approximately $102.6 million of the 3% convertible notes due March 15, 2013 (the “Existing 2013 Notes”) issued by Central European Distribution Corporation (“CEDC”), $50 million of secured debt (the “New Credit Facility”) established pursuant to that certain Binding Term Sheet dated December 28, 2012, and $20 million of unsecured notes due March 18, 2013 pursuant to that certain Amended and Restated Securities Purchase Agreement, dated July 9, 2012, by and between RTL and CEDC (the “RTL Notes”); and

(b)	the undersigned holders (together with any holders that accede to this Agreement in accordance with Section 10, the “Consenting 2013 Noteholders”) of Existing 2013 Notes.

RTL and the Consenting 2013 Noteholders are referred to herein collectively as the “Plan Support Parties.”

CEDC, CEDC Finance Corporation International, Inc. and CEDC Finance Corporation International LLC (the “Company”) may accede to this Agreement in accordance with Section 10. “Parties” is defined collectively to include the Plan Support Parties and, if it accedes to this Agreement, the Company, and any other holder of Existing 2013 Notes that accedes to this Agreement.

As of the execution date of this Agreement, neither CEDC nor any of its direct or indirect subsidiaries has commenced a chapter 11 case. The Restructuring (as defined below) contemplated in this Agreement, which is supported by RTL and the Consenting 2013 Noteholders, shall be implemented through a chapter 11 plan process involving the Company or an out-of-court restructuring upon such terms as the Parties may agree, in each case consistent with the Restructuring (as defined below) as set forth in the Term Sheet.

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RECITALS

WHEREAS, the Parties have engaged in good faith negotiations regarding a restructuring of the Company;

WHEREAS, on February 25, 2013, the Company publicly filed an offering memorandum, consent solicitation and disclosure statement (the “Old Offering Memorandum”);

WHEREAS, on March 8, 2013, the Company publicly filed an offering memorandum, consent solicitation and disclosure statement that amended and restated the Old Offering Memorandum (as amended and restated, the “Offering Memorandum”);

WHEREAS, pursuant to the Offering Memorandum, the Company is soliciting, among other things, votes to accept a plan of reorganization (the “Chapter 11 Plan”) from the holders of Existing 2013 Notes;

WHEREAS, as of March 14, 2013, RTL and that certain ad hoc group of holders of Existing 2013 Notes (the “2013 Ad Hoc Group”) agreed to that certain Existing 2013 Notes Term Sheet, attached hereto as Exhibit “A” (the “Term Sheet”) relating to a proposed financial restructuring of certain indebtedness of CEDC (the “Restructuring”) to be implemented through certain modifications to the Offering Memorandum and an amendment to the Chapter 11 Plan (as amended, the “Amended Plan”);

WHEREAS, the Parties have agreed to support the Restructuring subject to and in accordance with the terms of this Agreement; and

WHEREAS, in expressing their support for the Restructuring, the Parties do not desire and do not intend in any way to derogate or diminish the solicitation requirements of applicable securities and bankruptcy law, or the fiduciary duties of the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

Section 1.                Conditions to Effectiveness of this Agreement

This Agreement shall become effective and binding on each of the Parties upon satisfaction of each of the following conditions (the “PSA Effective Date”):

(a)	the execution and delivery of this Agreement to RTL by all holders of Existing 2013 Notes who are members of the 2013 Ad Hoc Group; and

(b)	the execution and delivery of this Agreement to the 2013 Ad Hoc Group by RTL.

For the avoidance of doubt, upon satisfaction of the foregoing, this Agreement shall be effective and binding on each of the Plan Support Parties regardless of whether the Company has executed or acceded to this Agreement.

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Section 2.                Timeline.

The Parties agree to use their commercially reasonable good faith efforts to implement the Restructuring through the Amended Plan consistent with the following milestones (the “Milestones”):

(a)	the Company shall solicit from the holders of Existing 2013 Notes votes on the Amended Plan by no later than March 21, 2013;

(b)	the Company shall commence cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) no later than March 22, 2013;

(c)	the Company shall obtain entry of an order, in form and substance reasonably satisfactory to the Parties, approving the disclosure statement related to the Amended Plan (the “Disclosure Statement”) no later than May 15, 2013 or sixty days after commencement of the Chapter 11 Cases;

(d)	the Company shall obtain entry of an order, in form and substance reasonably satisfactory to the Parties, confirming the Amended Plan (the “Confirmation Order”) no later than July 15, 2013; and

(e)	the Company shall cause the effective date of the Amended Plan (the “Plan Effective Date”) to occur no later than August 15, 2013.

The Milestones may each be extended or modified by written agreement of RTL and a majority in principal amount of the Consenting 2013 Noteholders.

Section 3.                Commitment of the Plan Support Parties.

Subject to the terms and conditions of this Agreement and the Term Sheet, and without limiting any of RTL’s rights and obligations under that certain investment agreement entered into between RTL and the Company on March 8, 2013 (the “RTL Investment Agreement”), and provided that the Amended Plan is reasonably satisfactory to the Plan Support Parties, and is consistent with the Term Sheet and the Restructuring contemplated thereby, each of the Plan Support Parties agrees (severally and not jointly) that it shall and, in the case of RTL, it shall cause each of its respective affiliates to:

(a)	take any and all necessary and appropriate actions in furtherance of the Restructuring and this Agreement;

(b)	not take, nor encourage any other person or entity to take, any action that directly or indirectly interferes with or delays the acceptance or implementation of the transactions contemplated under the Restructuring, including, without limitation, initiating or joining any legal proceeding or directly or indirectly negotiating or soliciting any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company or any of its subsidiaries that is inconsistent with or that would be reasonably likely to prevent, delay or impede the consummation of the Restructuring (an “Alternative Restructuring”);

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(c)	timely vote all of its claims (including, without limitation and as applicable, (i) its Existing 2013 Notes (but solely with respect to the debt claim represented thereby and not with respect to any underlying equity of the Company into which such notes are convertible), (ii) Existing 2016 Notes (as defined in the Offering Memorandum), (iii) New Credit Facility and (iv) RTL Notes) (the “Covered Claims”), now or hereafter beneficially owned by such Plan Support Party or for which it now or hereafter serves as the nominee, investment manager or advisor for beneficial holders thereof to accept the Amended Plan in accordance with the applicable procedures set forth in the Disclosure Statement and any other solicitation materials, and timely return a duly-executed and completed ballot in connection therewith; provided that “Covered Claims” shall not include any claims held by a Consenting 2013 Noteholder in a fiduciary or similar capacity or held by any other business unit of such Consenting 2013 Noteholder, unless such business unit is or becomes a party to this Agreement;

(d)	not withdraw, amend, or revoke (or cause to be withdrawn, amended or revoked) its vote with respect to the Covered Claims with respect to the Amended Plan;

(e)	consistent with Section 22 of this Agreement, consent to the Releases (as defined below) and not make an election to opt-out of any such Releases;

(f)	use its commercially reasonable efforts to support any reasonable amendment, waiver, supplement or other modification as may be necessary in the course of acceptance and implementation of the Restructuring that does not change the treatment of the Covered Claims of the Plan Support Parties or the material terms of the Amended Plan;

(g)	solely with respect to RTL and the Company, use its commercially reasonable efforts to facilitate the solicitation, confirmation and consummation of the Restructuring and use its commercially reasonable efforts to cooperate and coordinate its activities with the other Plan Support Parties in respect of the timely and successful completion of the Restructuring; and

(h)	permit the disclosure of this Agreement, and the aggregate amount of Covered Claims held by the Plan Support Parties; provided, however, that the Parties shall not disclose the names of or individual Covered Claims amounts held by the Consenting 2013 Noteholders.

Notwithstanding the foregoing and anything contained in this Agreement, each Plan Support Party shall not be:

(a)	obligated to vote to accept the Amended Plan, or prohibited from withdrawing such vote, in each case, upon the termination of this Agreement (provided that the Plan Support Party is not then in material breach of its obligations under this Agreement);

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(b)	prohibited, limited or restricted from contesting (in a proceeding or otherwise) whether any matter, fact or thing, is a breach of, or inconsistent with, this Agreement;

(c)	prohibited, limited or restricted from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases or asserting or raising any objection permitted under this Agreement in connection with any hearing on confirmation of the Amended Plan so long as such appearance, objection and the positions advocated in connection therewith are not inconsistent with this Agreement and the Restructuring and are not for the purpose of hindering, delaying or preventing the consummation of the Restructuring; or

(d)	prohibited, limited or restricted from engaging in discussions with or among any or all of the Company, officers, representatives or advisors, any other Plan Support Party or its affiliates, or any of their respective officers, representatives or advisors, or any other party; provided, however, that such discussions shall not be inconsistent with the Restructuring.

Section 4.                Commitment of the Company.

Subject to the terms hereof, if the Company accedes to this Agreement in accordance with Section 10, the Company shall:

(a)	amend the Chapter 11 Plan to be consistent with the terms set forth in the Term Sheet;

(b)	take any and all necessary and appropriate actions in furtherance of the Restructuring, the Amended Plan and this Agreement (including, promptly following its accession to this Agreement, executing a supplemental indenture to the Existing 2016 Notes Indenture effecting the Initial Amendments and, promptly following commencement of the Chapter 11 Cases, seeking Bankruptcy Court approval and assumption of the RTL Investment Agreement);

(c)	use commercially reasonable efforts to meet all Milestones;

(d)	obtain any and all required regulatory and/or third-party approvals for the Restructuring;

(e)	not take any actions inconsistent with the adoption and implementation of the Amended Plan and speedy confirmation thereof;

(f)	not take, nor encourage any other person or entity to take, any action that directly or indirectly interferes with or delays the acceptance or implementation of the transactions contemplated under the Restructuring, including, without limitation, initiating or joining any legal proceeding or directly or indirectly negotiating or soliciting any Alternative Restructuring;

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(g)	permit the disclosure of this Agreement, and the aggregate amount of Covered Claims held by the Plan Support Parties; provided, however, that the Parties shall not disclose the names of or individual claim amounts held by the Consenting 2013 Noteholders; and

(h)	consult with and solicit the views of the Consenting 2013 Noteholders regarding the Company’s evaluation of any Alternative Restructuring.

Section 5.                Termination.

Upon the occurrence of any of the following events (each, a “Termination Event”) and (x) if on a prospective or retroactive basis, the occurrence of a Termination Event is not waived by RTL and at least a majority in principal amount of the Consenting 2013 Noteholders or (y) if such Termination Event is susceptible to cure and is not cured, in each case, within five business days after written notice of a Termination Event is delivered by any Plan Support Party to all other Plan Support Parties, then this Agreement may be terminated by either RTL or a majority in principal amount of the Consenting 2013 Noteholders:

(a)	upon one business day written notice, the failure to meet any applicable Milestone;

(b)	the occurrence of a material breach of this Agreement by any Party; provided, however, that a Party may not terminate this Agreement under this subsection (b) if such Party is the Party who has materially breached this Agreement;

(c)	the occurrence of any event, circumstance, change or effect that, individually or in the aggregate, is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, taken as a whole; provided that in no event shall any effect directly resulting from the public announcement of and compliance with the terms and conditions of this Agreement or the transactions contemplated hereby constitute a Termination Event;

(d)	immediately upon the conversion of one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(e)	immediately upon the dismissal of one or more of the Chapter 11 Cases;

(f)	the appointment of a trustee or receiver with expanded powers in one or more of the Chapter 11 Cases;

(g)	if a court grants any request by any person to, or if the Company seeks or takes any action to, amend or modify in any material respect the Restructuring contemplated in the Term Sheet, the Disclosure Statement, the Amended Plan or any documents related thereto, including motions, plan supplement documents, notices, exhibits, appendices and orders, in a manner that is not satisfactory to RTL and at least a majority in principal amount of the Consenting 2013 Noteholders, in each case, in its respective sole discretion;

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(h)	the Company files, puts forth, publicly announces its intention to support or otherwise supports any Alternative Restructuring or files any motion or application in the Chapter 11 Cases inconsistent with the Restructuring or seeking authority to sell any material assets, without the prior written consent of RTL;

(i)	the Company takes any action inconsistent with the Restructuring;

(j)	the issuance by any governmental authority, including the Bankruptcy Court or any other regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Restructuring;

(k)	the Company discloses any material information concerning the Company that was not disclosed to the Plan Support Parties prior to the effectiveness of this Agreement, the existence of which has a material adverse effect on the Plan Support Parties or the Company’s ability to consummate the Restructuring;

(l)	the Company or RTL refuses to provide information reasonably requested by any of the Plan Support Parties necessary for purposes of effectuating the Restructuring;

(m)	the final forms of the Disclosure Statement, the Amended Plan or any of the final plan documents, including any corporate governance documents, for the reorganized Company are not consistent with the Restructuring or in form and substance reasonably satisfactory to the Plan Support Parties;

(n)	the Bankruptcy Court does not issue an order permitting the Company, or the Company is not otherwise permitted under applicable law and the terms of the Existing 2016 Notes Indenture, to make the Final Amendments (as defined in the Offering Memorandum) to the Existing 2016 Notes Indenture; and

(o)	termination of the RTL Investment Agreement in accordance with its terms.

Section 6.                Company Termination Events.

To the extent the Company accedes to this Agreement in accordance with Section 10, upon written notice from the Company to the Plan Support Parties of the occurrence of any of the following events (each, a “Company Termination Event”), and if (i) on a prospective or retroactive basis, the occurrence of a Company Termination Event is not waived by the Company or (ii) if such Company Termination Event is susceptible to cure, is not cured within five business days of receipt of such written notice, then this Agreement may be terminated: (a) upon breach by any Plan Support Party of any of the representations, warranties or covenants of such Plan Support Party set forth in this Agreement that would prevent the consummation of the Restructuring; (b) if the Company’s board of directors determines based upon the advice of the Company’s counsel, that proceeding with the Restructuring, the Amended Plan or the solicitation of the Amended Plan would be inconsistent with such board’s fiduciary duties under applicable law; or (c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Restructuring.

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Section 7.                Mutual Termination.

This Agreement, and the obligations of all Parties hereunder may be terminated by mutual agreement among RTL and at least a majority in principal amount of the Consenting 2013 Noteholders and, if it accedes to this Agreement in accordance with Section 10, the Company.

Section 8.                Effect of Termination.

The date on which this Agreement is terminated in accordance with Sections 5, 6 or 7 of this Agreement shall be referred to as the “Termination Date”. Upon the earlier to occur of the occurrence of the Termination Date or the Plan Effective Date, termination of this Agreement shall be effective immediately and all obligations hereunder shall terminate, each Party hereto shall be released from its commitments, undertakings and agreements, and this Agreement shall be of no further force and effect; provided, however, that (i) any claim for breach of this Agreement that occurs prior to the Termination Date and (ii) the rights and obligations of the Parties under Section 17, if applicable, with respect to the payment of fees and expenses shall survive such termination and all rights and remedies with respect to such claims shall not be prejudiced in any way. Upon any termination of this Agreement prior to entry of an order confirming the Amended Plan, each of the Plan Support Parties shall have the immediate right, without further order of the Bankruptcy Court, and without the consent of the Company, to withdraw or change any vote previously tendered by such Party, irrespective of whether or not any voting deadline or similar deadline or bar has passed and each of the Plan Support Parties shall have the right to withdraw any Covered Claims delivered electronically into the Automated Tender Offer Program at The Depository Trust Company for placement into a Contra-CUSIP.

Section 9.                Transfers of Claims.

During the period beginning on the PSA Effective Date and ending on the date all obligations hereunder of the Plan Support Parties terminate, each Plan Support Party agrees not to (and agrees to use commercially reasonable efforts to cause any applicable affiliate, and direct any applicable custodian or prime broker, not to) (a) sell, transfer, assign, hypothecate, pledge, grant a participation interest in or otherwise dispose of, directly or indirectly, its right, title or interest in respect of any of such Plan Support Party’s Covered Claims against the Company as applicable, in whole or in part, or (b) grant any proxies, deposit any of such Plan Support Party’s Covered Claims against the Company, as applicable, into a voting trust, or enter into a voting agreement with respect to any such Covered Claims (the actions described in clauses (a) and (b) are collectively referred to herein as a “Transfer”), unless: (x) such Transfer is to another Plan Support Party or any other person or entity that first agrees in writing to be bound by the terms of this Agreement by executing a counterpart signature page to this Agreement, and (y) such signature page is delivered to the other Plan Support Parties and, to the extent the Company accedes to this Agreement in accordance with Section 10, the Company , at or prior to the consummation of such Transfer (each, a “Permitted Transferee”), provided, however, that RTL may only Transfer Existing 2013 Notes and RTL Notes so long as the Transfer is to a party who agrees that the Existing 2013 Notes and/or RTL Notes being transferred shall not be entitled to participate in the treatment of Existing 2013 Notes set forth in the Term Sheet; provided further,

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however, that the foregoing shall not apply to affiliates of Consenting 2013 Noteholders who act in a fiduciary or similar capacity or are other business units of such Consenting 2013 Noteholder, unless such business unit is or becomes a party to this Agreement. With respect to Covered Claims against the Company held by a Permitted Transferee upon consummation of a Transfer, such Permitted Transferee (x) shall make and shall be deemed to make all of the representations and warranties of a Plan Support Party under this Agreement and (y) shall agree and shall be deemed to agree to be bound by all of terms applicable to a Plan Support Party under this Agreement. Upon compliance with the foregoing, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent such rights and obligations are assumed by a Permitted Transferee. By executing this Agreement, each of the Plan Support Parties agree that any Transfer made in violation of this Section 9 shall be deemed null and void ab initio and of no force or effect without further action by any Party or the intended transferee, regardless of any prior notice provided to the Company or the other Plan Support Parties, and shall not create any obligation or liability of the Company to the intended transferee. Each Plan Support Party agrees not to create any subsidiary, affiliate or other vehicle or device for the purpose of acquiring claims of the Company without first causing such subsidiary, affiliate, vehicle or device to be bound by and subject to this Agreement. The transfer restrictions set forth herein shall be in addition to any transfer restrictions set forth in the Existing 2016 Notes, Existing 2013 Notes, New Credit Facility and/or the RTL Notes. This Agreement shall in no way be construed to preclude the Plan Support Parties from acquiring additional Covered Claims, provided, however, that (a) any Plan Support Party that acquires additional Covered Claims after executing this Agreement shall notify the Company, if the Company accedes to this Agreement in accordance with Section 10, counsel for the 2013 Ad Hoc Group and counsel to RTL of such acquisition within three business days after the closing of such trade and (b) additional Covered Claims shall automatically and immediately upon acquisition by a Plan Support Party be deemed subject to all the terms of this Agreement whether or not notice is given to the Company, counsel for the Consenting 2013 Noteholders and counsel to RTL of such acquisition. This section shall not impose any obligation on (a) the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Plan Support Party to transfer any Covered Claims or (b) the counsel for the 2013 Ad Hoc Group and counsel to RTL to monitor or enforce the provisions of this section as they relate to Plan Support Parties.

Section 10.            Accession

After the date hereof, additional holders of Existing 2013 Notes may become Plan Support Parties by agreeing in writing to be bound by the terms of this Agreement by executing a counterpart signature page to this Agreement and delivering such signature page in accordance with Section 26.

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After the date hereof, the Company may become a Party by agreeing in writing to be bound by the terms of this Agreement by executing a counterpart signature page to this Agreement delivering such signature page in accordance with Section 26. For the avoidance of doubt, Sections 4, 6, 12, 13(d) and 23 of this Agreement shall be of no force and effect unless and until the Company accedes to the Agreement in accordance with this Section 10.

Section 11.            Acknowledgment.

This Agreement is not and shall not be deemed to be a solicitation for consents to the Amended Plan. The acceptance of the Amended Plan by each of the Plan Support Parties will not be solicited until such parties have received the Disclosure Statement and related ballots in accordance with applicable non-bankruptcy law (as provided under sections 1125(g) and 1126(b) of the Bankruptcy Code), and will be subject to proper solicitation pursuant to sections 1125, 1126 and 1127 of the Bankruptcy Code.

Section 12.            Fiduciary Duties.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Company or any directors or officers of the Company (in such person’s capacity as a director or officer of the Company) to take any action, or to refrain from taking any action, to the extent the Company’s Board of Directors determines in good faith after receiving advice of outside legal counsel that a failure of the Company or such person to take such action would be inconsistent with the fiduciary duties of the Company’s Board of Directors or such person.

Section 13.            Representations and Warranties.

(a)	Each of the Plan Support Parties hereby represents and warrants on a several and not joint basis for itself and not any other person or entity that the following statements are true, correct and complete as of the date hereof:

(1)	it is duly organized, validly existing and in good standing under the laws of the Plan Support Party’s state or country of organization;

(2)	it has the requisite power and authority to execute and deliver this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(3)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part;

(4)	the execution, delivery and performance by it of this Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its affiliates, or its certificate of incorporation or bylaws or other organizational documents or those of any of its affiliates, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its affiliates is a party;

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(5)	the execution, delivery, and performance by it of this Agreement does not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state or other governmental authority or regulatory body;

(6)	subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability; and

(7)	it is (i) the beneficial owner and/or the nominee, investment manager or advisor for the beneficial holder of its Covered Claims set forth on Exhibit “B” and in the amounts set forth therein, which amount the Company and each Plan Support Party understands and acknowledges is proprietary and confidential to such Plan Support Party and (ii) exclusively entitled (for its own accounts or for the accounts of such other beneficial owners) to all of the rights and economic benefits of such Covered Claims.

(b)	Each of the Consenting 2013 Noteholders hereby represents and warrants on a several and not joint basis for itself and not any other person or entity that the following statements are true, correct and complete as of the date hereof:

(1)	it is (a) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, (b) aware that the offer to it of the 2013 Note Consideration (as defined in the Term Sheet), including the Replacement Notes (as defined in the Term Sheet), is being made in reliance on a private placement exemption from registration under the Securities Act and (c) acquiring the Replacement Notes for its own account and not with a view to distribution or resale;

(2)	it (a) is able to fend for itself in the transactions contemplated hereby, (b) has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Replacement Notes, and (c) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment;

(3)	it has had access to all information that it believes is necessary, sufficient or appropriate in connection with an investment in the Replacement Notes, has been afforded an opportunity to ask questions concerning the terms and conditions of the Amended Plan and the Replacement Notes and the Company and RTL, has had all such questions answered to its satisfaction, and has made an independent decision to participate in the Amended Plan and receive Replacement Notes based on information it determines to be adequate for the purposes thereof;

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(4)	it understands that the Company and RTL will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements and agrees that if any of the representations and acknowledgements deemed to have been made by it is no longer accurate, it shall promptly notify the Company and RTL; and

(5)	if it is acquiring Replacement Notes as a fiduciary or agent for one or more accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing representations, acknowledgements and agreements on behalf of such account.

(c)	RTL hereby represents and warrants on a several and not joint basis for itself that the following statements are true, correct and complete as of the date hereof:

(1)	it is the owner of approximately $102.5 million aggregate principal amount of Existing 2013 Notes and $20 million principal amount of RTL Notes.

(d)	To the extent the Company accedes to this Agreement in accordance with Section 10, the Company hereby represents and warrants on a several and not joint basis for itself and not any other person or entity that the following statements are true, correct and complete as of the date hereof:

(1)	it is duly organized, validly existing and in good standing under the laws of Delaware;

(2)	it has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(3)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part;

(4)	the execution, delivery and performance by it of this Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its affiliates, or its certificate of incorporation or bylaws or other organizational documents or those of any of its affiliates, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its affiliates is a party;

(5)	the execution, delivery, and performance by it of this Agreement does not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state or other governmental authority or regulatory body; and

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(6)	subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability.

Section 14.            Survival of Agreement.

Each of the Parties (a) acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible financial restructuring of the Company and in contemplation of possible chapter 11 filings by the Company, and the rights granted in this Agreement are enforceable by each signatory hereto without approval of the Bankruptcy Court, and (b) to the extent enforceable, waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required; provided, however, that nothing in this paragraph shall prejudice any Party’s right to argue that termination was not proper under the terms of this Agreement.

Section 15.            Waiver.

This Agreement is part of a proposed settlement of a dispute among the Parties. If the transactions contemplated herein are not consummated following the occurrence of the Termination Date, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights.

Section 16.            Relationship Among Parties.

Notwithstanding anything herein to the contrary, the duties and obligations of the Plan Support Parties under this Agreement shall be several, not joint. No Plan Support Party shall have any responsibility for any trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between Plan Support Parties shall in any way affect or negate this understanding and agreement. The Plan Support Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any equity securities of the Company and do not constitute a “group” within the meaning of Rule 13d-5 under the Exchange Act.

Section 17.            Payment of Fees.

All reasonable fees and expenses incurred by RTL and the 2013 Ad Hoc Group and their advisors in connection with the Company, the negotiation, evaluation, formulation and consummation of the Plan and any related documents, including those reasonable fees and expenses due for each of Brown Rudnick LLP, Duff & Phelps Corp., White & Case LLP and Blackstone Advisory Partners L.P., and including the reasonable fees and expenses of any local counsel retained in Delaware, Russia, Poland or elsewhere as necessary, which fees shall be treated as Allowed Administrative Claims under the Plan and paid without the need for any application to the Bankruptcy Court.

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Section 18.            Specific Performance.

It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. Notwithstanding the foregoing, nothing in this Section 18 or otherwise in this Agreement shall alter or affect the rights and obligations of RTL set forth in the RTL Investment Agreement.

Section 19.            Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement.

Section 20.            Waiver of Right to Trial by Jury.

Each of the Parties waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort or otherwise, between any of them arising out of, connected with, relating to or incidental to the relationship established between any of them in connection with this Agreement. Instead, any disputes resolved in court shall be resolved in a bench trial without a jury.

Section 21.            Personal Jurisdiction.

By execution and delivery of this Agreement, and for purposes of any action, suit or proceeding or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding or other contested matter, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of (a) United States District Court for the Southern District of New York or (b) the Bankruptcy Court, if such Bankruptcy Court has jurisdiction.

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Section 22.            Releases.

In the event an Amended Plan is pursued, the Parties agree that the Restructuring will, to the fullest extent permitted by applicable law, which in the case of any third-party releases shall be subject to customary carve-outs, include a full release of the Plan Support Parties and their respective subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives (the “Releases”).

Section 23.            Tax Matters.

Subject to the Company acceding to this Agreement in accordance with Section 10 hereof, the Company will not take any steps to change the Company’s current entity classification for income tax purposes by changing its legal form or otherwise except as contemplated by the Restructuring or otherwise agreed to in writing by the Plan Support Parties.

Section 24.            Successors and Assigns.

Except as otherwise provided in this Agreement, this Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective successors, assigns, heirs, executors, administrators and representatives.

Section 25.            No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.

Section 26.            Notices.

All notices (including, without limitation, any notice of termination) and other communications from any Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, or messenger to the other Parties at the applicable addresses below, or such other addresses as may be furnished hereafter by notice in writing:

(a)	If to the Consenting 2013 Noteholders:

Brown Rudnick LLP
Seven Times Square
New York, NY 10036
Attention: Robert J. Stark
                   John F. Storz

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(b)	If to RTL:

Roust Trading Ltd.
25 Belmont Hills Drive
Warwick WK 06, Bermuda
Attention: Roustam Tariko

With a copy to:

White & Case LLP
Southeast Financial Center
200 South Biscayne Boulevard, Suite 4900
Miami, FL 33131
Attention: Thomas E Lauria, Esq.
                   Richard S. Kebrdle, Esq.

White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Attention: Gregory Pryor, Esq.

(c)	If to the Company:

Central European Distribution Corporation
Bobrowiecka 6
00-728 Warsaw
Poland
Attention: Grant Winterton

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates
4 Times Square
New York, NY 10036
Attention: Jay M. Goffman, Esq.

Section 27.            Entire Agreement.

This Agreement, including the exhibits, schedules and annexes hereto constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

Section 28.            Amendments.

Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented without the prior written consent RTL, a majority in principal amount of the Consenting 2013 Noteholders, and the Company if the Company has become a Party pursuant to Section 10 of this Agreement.

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Section 29.            Counterparts.

This Agreement may be executed in one or more counterparts, each of which, when so executed, be deemed an original, shall be consolidated together, shall constitute one and the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

Section 30.            Headings.

The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement and shall not be intended to govern, limit, or aid in the construction or interpretation of any term of provisions hereof.

Section 31.            Interpretation.

This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof, shall not be effective in regard to the interpretation hereof.

Section 32.            Miscellaneous.

(a)	Notwithstanding anything herein to the contrary, if any Consenting 2013 Noteholder is appointed to and serves on an official committee of unsecured creditors in the Chapter 11 Cases, the terms of this Agreement shall not be construed so as to limit such Consenting 2013 Noteholder’s exercise (in its sole discretion) of its fiduciary duties to any person arising from its service on such Committee, and any such exercise (in the sole discretion of such Consenting 2013 Noteholder) of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that nothing in this Agreement shall be construed as requiring any Consenting 2013 Noteholder to serve on any official committee in the Chapter 11 Cases.

(b)	The Company will use its reasonable best efforts to provide draft copies of all pleadings the Company intends to file with the Bankruptcy Court to counsel to the Consenting 2013 Noteholders at least two days prior to filing such pleading and shall consult in good faith with such counsel regarding the form and substance of any such proposed pleading.

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Exhibit A to the Plan Support Agreement

Existing 2013 Notes Term Sheet